EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-11150 of Featherlite, Inc. and subsidiaries (the “Company”) on Form S-3 and No. 33-90860, and 333-75255 on Form S-8 of our report dated March 29, 2005, appearing in this Annual Report on Form 10-K of Featherlite, Inc. for the year ended December 31, 2004.

/s/ Deloitte & Touche LLP
Minneapolis, Minnesota
March 29, 2005